2017 RLHC Executive Officers Bonus Plan

Purpose
RLHC is committed to compensating employees through comprehensive and competitive pay packages that include base salary, bonus programs, incentive plans, competitive benefits plans, and reward and recognition programs. These programs are designed to motivate employees to exceed performance expectations in support of the company’s business objectives.
The Executive Officers Bonus Plan (“Plan”) provides the opportunity for annual bonus payments to the contributors who drive the successful attainment of company goals. The success of the company relies on many factors. Adjusted EBITDA is the main driver behind this plan, however; our success also depends on department and individual goals.

Plan Year
January 1, 2017 to December 31, 2017

Eligible Employees; Target Bonus and Maximum Bonus

Eligible Employees	Target Bonus	Maximum Bonus
Executive Vice President	50% of Base Salary	80% of Base Salary
Chief Financial Officer	70% of Base Salary	112% of Base Salary
Chief Executive Officer	100% of Base Salary	160% of Base Salary

An employee must hold one of the above positions at the beginning of the Plan Year to be eligible to participate in this Plan. Transfers to an ineligible position that occurs after the Plan Year will not affect any bonus earned during the Plan Year. Position transfers that occur during the Plan year may result in a pro-rated bonus amount for each position based upon the target bonus amount and the achievement of bonus criteria for each position.

Plan Components
Whether a participant will receive a bonus under the Plan depends on the extent to which the following goals are achieved:

(1)    A company goal based on target Adjusted EBITDA for 2017 (“Target Adjusted EBITDA”);

(2)
One or more department goals based on applicable division or department performance such as gross operating profit; revenues from group business; RevPar growth; increase in RevPar index; improvement in customer service competitive quality index; associate engagement; and addition of franchised and managed hotels to RLHC’s system of hotels; and

(3)	One or more individual goals such as execution of growth initiatives or other corporate strategic goals and/or personal development.
The department and individual goals are established by the CEO and Compensation Committee.

Bonus Calculation
For purposes of calculating the bonuses, if any, due under this Plan, the company goal achievement (“EBITDA Goal Achievement”) will be the fraction (expressed as a percentage) determined by dividing (i) RLHC’s 2017 Adjusted EBITDA, as disclosed in the 2017 Form 10‑K, by (ii) Targeted Adjusted EBITDA. There will be no bonus payout to the participants under this calculation unless this percentage exceeds 87.8%.

The EBITDA Goal Achievement percentage will determine the tentative payouts, if any, to which the participants are entitled, as set forth in or determined from the following applicable table:

	EBITDA Goal Achievement	Target Multiplier(1)	Tentative EVP Payout: % of base salary	Tentative CFO Payout: % of base salary	Tentative CEO Payout: % of base salary

Maximum	120%	160%	80%	112%	160%
	115%	145%	72.5%	101.5%	145%
	110%	130%	65%	91%	130%
	105%	115%	57.5%	80.5%	115%
Target	100%	100%	50%	70%	100%
	97.85%	93.55	46.775%	65.485	93.55%
	95.70%	87.10%	43.55%	60.97%	87.10%
	93.55%	80.65%	40.325%	56.455%	80.65%
Budget	91.4%	74.2%	37.1%	51.94%%	74.2%
	90.2%	57.8%	28.9%	40.46	57.8%
	89.0%	41.4%	20.7%	28.98	41.4%
Threshold	87.8%	25%	12.5%	17.5%	25%

(1) The Target Multiplier and tentative payout percentages will be linearly interpolated for EBITDA Goal Achievement percentages that are between any two percentages shown in the table.

If a participant achieves both his department and individual goals, he will be entitled to a payout (“Full Payout”) equal to the percentage of base salary determined from the above table for the RLHC EBITDA Goal Achievement percentage. If the participant achieves less than all of his department and individual goals, he will be entitled to between 80% and 99% of the Full Payout. If the participant achieves neither his department nor his individual goals, then he will be entitled to 80% of the Full Payout.

Clawback
A participant who receives a bonus under the Plan will be required to repay the bonus to RLHC to the extent required by (i) any “clawback” or recoupment policy adopted by RLHC to comply with the requirements of any applicable laws, rules or regulations, or (ii) any applicable law, rule or regulation that imposes mandatory recoupment.

Administration
The Director of Compensation and Benefits, EVP HR, and CFO will administer the Plan.

Calculation, Approval and Payment
As soon as the necessary information is available following the end of the Plan Year, the EVP HR and the VP, Accounting will complete the bonus calculations for each participant and submit them to the CFO for review and approval. Once approved by the CFO, he will submit the bonus calculations to the Compensation Committee for final approval. Upon Compensation Committee approval, the CFO will provide the payment information to the VP, Accounting and EVP, HR for recordkeeping, who will in turn submit it to the payroll office for payments. Payments will be made to participants as soon as administratively possible following the end of the bonus period. Typically, payments are approved following the February Board meeting and paid as soon as practical thereafter. Calculations are based on the base salary of the participant on the last day of the Plan Year.

Effect of Change in Employment Status/Termination
Leaves of Absences: To the extent a participant qualifies for an approved leave of absence, that participant’s bonus will not be forfeited, but rather will be prorated. If the leave involves accrued paid leave, the bonus will be unaffected. If the leave involves unpaid leave, the bonus will be prorated based upon the actual number of days worked plus any paid leave as a proportion of the full Plan Year.

Terminations: Bonuses for this Plan are not earned or vested until they are approved by the Compensation Committee and paid. Any bonuses earned will be determined and paid on or before March 31, 2018. To encourage continued employment with RLHC, participants must be employed as of the date of payout in order to earn a bonus. Therefore, any participant whose employment terminates prior to the date of payout will not earn, vest in, or receive a bonus.

General Provisions
There is an overriding discretionary analysis of each participant’s eligibility to receive a bonus. Even though an individual might earn a bonus based on the terms of this Plan, a bonus can be adjusted up or down or not paid entirely in the sole discretion of the Compensation Committee Directors. For example a bonus may be adjusted down for overall substandard work performance of the participant, including, but not limited to the below. For example, if a participant fails to follow company policy and procedures, exposes the company to legal liability, exhibits inappropriate behavior, withholds information, or does not adequately follow through on critical incidents, he or she may be disqualified from receiving a bonus. Other disqualifiers may include unacceptable performance against established performance objectives, unacceptable scores on internal audit processes (e.g., HR, Accounting, Risk Management, Internal Audit, Quality Assurance), or poor associate or customer satisfaction scores.

Notwithstanding anything to the contrary in this Plan, individual bonus payments may be deferred, partially paid or withheld in their entirety, at the sole discretion of the Compensation Committee, in consideration of the overall best interests of the company. RLHC reserves the right to cancel, change, modify or interpret any and all provisions of the Plan at any time without notice. Participation in the Plan does not create any entitlement to continued employment and does not alter the at-will status of participants. This Plan will be governed and construed in accordance with the laws of the state of Washington.

This Plan supersedes all previous plans in existence and any past written or verbal communication to any participant regarding the terms of any incentive plan.